EXHIBIT 10.1

DEBTOR IN POSSESSION LOAN AND SECURITY AGREEMENT

THIS DEBTOR IN POSSESSION LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of the Effective Date among DOWNTOWN CP-CGSY, LLC (the “Tranche A Lender”), the Pre-Petition Debenture Lenders, and any investor that is not a current holder of any of the Borrowers’ debentures and is approved by the Pre-Petition Debenture Lenders, signing this Agreement as Tranche B Lenders (the “Tranche B Lenders”, together with the Tranche A Lender, collectively, the “Lenders”), GLOBAL CAPACITY GROUP, INC., 20/20 TECHNOLOGIES, INC., CAPITAL GROWTH SYSTEMS, INC., CENTREPATH, INC., AND GLOBAL CAPACITY DIRECT, LLC fka VANCO DIRECT USA, LLC, 2020 TECHNOLOGIES I, LLC, NEXVU TECHNOLOGIES, LLC, FNS 2007, INC. fka FRONTRUNNER NETWORK SYSTEMS, CORP. AND GLOBAL CAPACITY HOLDCO, LLC AND CAPITAL GROWTH ACQUISITION, INC., (collectively, the “Borrowers”), and MAGENTA NETLOGIC LIMITED (U.K.) (“MNL”) provides the terms on which Lenders shall lend to Borrowers and Borrowers shall repay Lenders.  The parties agree as follows:

RECITALS

WHEREAS, on July 23, 2010 (the “Petition Date”), the Borrowers filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”); and

WHEREAS, the Borrowers have asked Lenders to make post-petition loans and advances to the Borrowers consisting of a debtor-in-possession credit facility in an aggregate principal amount of the Tranche Limits; and

WHEREAS, the Borrowers are unable to obtain funds or credit on better terms; and

WHEREAS, the Lenders are willing to provide such financing, subject to the terms and conditions set forth herein, including that all of the Obligations hereunder and under the other Loan Documents constitute allowed superpriority administrative expense claims pursuant to Sections 364(c) and 364(d) of the Bankruptcy Code in the Chapter 11 Cases and are secured by a priming first priority lien on substantially all of Borrowers’ property, in each case as set forth herein and in the Financing Orders;

NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

1.           ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP consistently applied.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 15.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code to the extent such terms are defined therein.

2.           LOAN AND TERMS OF PAYMENT

2.1           Promise to Pay.  Borrowers hereby unconditionally promise to pay Lenders the outstanding principal amount of all Credit Extensions and accrued and unpaid interest and fees thereon as and when due in accordance with this Agreement.

2.1.1           Advances.

(a)           Availability.  Subject to the terms and conditions of this Agreement, Lenders will make Advances to Borrowers up to the Availability Amount as follows: (i) upon entry of the Interim Order, an initial Advance by the Tranche A Lender in the amount of $3,000,000 or such greater amount as it shall agree and an initial Advance by the Tranche B Lenders in the aggregate amount not to exceed $6,250,000 and (ii) thereafter, additional Advances in the aggregate amount of $1,000,000 by the Tranche B Lenders in accordance with the Budget.  Advances by the Tranche B Lenders shall be made by each of them in proportion to and to the extent of their participation in the Tranche B Loan.  The Lenders shall have no obligation to make an Advance to the extent that after giving effect to the requested Advance the outstanding principal balance of the Loan exceeds (i) the amount set forth in the Budget for the date on which such Advance is to be made or (ii) the Maximum Loan Amount, in accordance with the Budget.  The Lenders shall deposit any Advances required to be made hereunder into an escrow with an escrow holder reasonably satisfactory to the Lenders and the Debtors prior to the hearing on the Interim Order.

(b)           Termination; Repayment.  The Loan and all obligations of the Lenders to make Advances shall terminate on the Termination Date, at which time the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Loan shall be immediately due and payable.

(c)           Joint and Several Liability.  The Obligations of the Borrowers under this Agreement shall be joint and several.

2.1.2           Termination or Reduction of the Loan by the Borrowers.  Except as otherwise provided herein, the Borrowers may prepay the Advances in whole at any time or from time to time in part.  The Borrowers may terminate the Loan or reduce the Loan at any time upon at least five (5) Business Days advance written notice prior to the Termination Date.  Any reduction in the Loan shall be in multiples of $50,000, and with a minimum reduction of at least $100,000.  If the Borrowers terminate the Loan, all Obligations shall be immediately due and payable, and if the Borrowers give the Lenders less than the required five (5) Business Days advance written notice, then the interest rate applicable to borrowings under the Loan shall be the Default Rate for the period of time commencing five (5) Business Days prior to the proposed Termination Date through the date that the Lenders actually receive such written notice.

2.1.3           Mandatory Prepayment.

(a)           Mandatory prepayments of the Advances and a permanent reduction of the Loan shall be required in an amount equal to (i) 100% of the net sale proceeds from non-ordinary course asset sales, and (ii) 100% of insurance and condemnation proceeds and tax refunds, in each case received by the Borrowers or any of the Guarantors.  If the foregoing proceeds exceed the outstanding balance of the Loan at the time they are received by the Borrowers, then any excess proceeds shall be used to repay the Pre-petition Debenture Obligations, to the extent outstanding.  The foregoing mandatory repayments will result in a permanent reduction of the Loan, and nothing herein shall constitute an assent to any proposed asset sale.

2.2           Payment of Interest on the Credit Extensions.

(a)           Interest Rate.  Subject to Section 2.2(b), the principal amount outstanding under the Loan shall bear interest at the interest rate of twelve percent (12%) per annum.

(b)           Default Rate.  Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is two percentage points (2%) above the rate in effect immediately before the Event of Default (the “Default Rate”).  Payment or acceptance of the increased interest rate provided in this Section 2.2(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lenders.

(c)           360-Day Year.  Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(d)           Payment; Interest Computation; Float Charge.  Interest on Advances made by the Tranche A Lender shall be payable to the Tranche A Lender monthly, in cash, on the last calendar day of each month.  Interest on Advances made by the Tranche B Lenders shall accrue and be added to principal on a monthly basis and be payable to the Tranche B Lenders upon the first to occur of (i) the effective date of a Plan of Reorganization, (ii) an Event of Default or (iii) the Maturity Date.  In computing interest on the Obligations, all Payments received after 12:00 p.m. Eastern time on any day shall be deemed received on the next Business Day.

2.3           Fees.  Borrowers shall pay to Lenders:

(a)           Structuring Fee.  The Tranche A Lender has previously received a fully earned, non-refundable structuring fee of $15,000, all of which has been fully earned and payable prior to the Petition Date.

(b)           Commitment Fee.  The Tranche A Lender has previously received a commitment fee of $60,000, which has been fully earned prior to the Petition Date.

(c)           Maturity Date Extension Fee.  Borrowers will pay the Tranche A Lender an extension fee of one percent (1%) of the Tranche A Loan in connection with each of the two (2) sixty (60) day extensions of the Maturity Date.

2.4           Use of Proceeds.  The Borrowers shall use the proceeds of Credit Extensions, subject to the Budget, solely to pay:

(i)           deposits to utilities and payments to critical vendors approved by Lenders in their reasonable discretion and by the Court;

(ii)           amounts necessary to cure executory contracts assumed with the written consent of Lenders;

(iii)           payment of the Pivotal Global Capacity, LLC pre-petition secured indebtedness (the “Pivotal Loan”);

(iv)           the Carve-Out;

(v)           principal, interest and fees on the Obligations;

(vi)           payment of Lenders’ Expenses;

(vii)           working capital reasonable and necessary for operation of the Borrowers’ business and preservation and enhancement of the Collateral and meeting the Borrowers’ Obligations and responsibilities under Bankruptcy Court orders and contracts; and

(viii)           expenses of the administration of the Chapter 11 Cases (including the payment of professional fees and costs, and United States Trustee fees), and similar costs, with any unpaid amounts in category (viii) subordinated in priority to (i)-(vi) above if the Loan terminates and Borrowers lack sufficient funds to pay in full all amounts required under (i) -(vi) above.

The proceeds of any Advance and the Collateral, including the cash collateral, may not be used to (A) object, contest or raise any defense to, the validity, perfection, priority, extent or enforceability of any amount due under this Agreement and the Loan Documents or the liens or claims granted under Financing Orders, (B) object, contest or raise any defenses to, the validity, priority, extent or enforceability or any amount due with respect to the Pre-Petition Debenture Agreements or related documents, (C) assert any claims, counterclaims, defenses, causes of action, objections or contests (including, without limitation, any claims or causes of action arising under chapter 5 of the Bankruptcy Code) against the Lenders, the Pre-Petition Debenture Lenders, or their respective agents, affiliates, representatives, attorneys or advisors, arising out of the Pre-Petition Debenture Agreements or this Agreement or (D) seek to modify any of the rights granted to the Lenders under this Agreement, the Loan Documents, the Pre-Petition Debenture Agreements or related documents.

3.           CONDITIONS OF LOANS

3.1           Conditions Precedent to Initial Credit Extension.  The Lenders’ obligation to make the initial Credit Extension shall be subject to the condition precedent that all of the following events shall have occurred and the Lenders shall have received all of the following documents, each properly executed by the appropriate party and in form and substance satisfactory to the Lenders:

(a)           This Agreement;

(b)           The Note;

(c)           The Plan Support Agreement shall have been executed and delivered by the parties thereto;

(d)           The Interim Order, in form and substance acceptable to the Lenders, shall have been entered by the Bankruptcy Court not later than July 27, 2010, and the Lenders shall have received a certified copy of such order, and such order shall be in full force and effect and shall not have been reversed, modified, amended, subject to a pending appeal, stayed or vacated absent the prior written consent of the Lenders and the Borrowers;

(e)           Certified copies of all documents evidencing any necessary corporate (or other similar) action, consents and governmental approvals (if any) required for the execution, delivery and performance by Borrowers of the documents referred to in this Section 3.1;

(f)           A certificate of the Secretary or an Assistant Secretary of each Borrower as of the date hereof certifying the names of the officer or officers of such entity authorized to sign the Loan Documents to which such entity is a party, together with a sample of the true signature of each such officer (it being understood that Lenders may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein);

(g)           A Customer Identification Information form and such other forms and verifications as the Lenders may need to comply with the U.S.A. Patriot Act;

(h)           On or before the Effective Date, Lenders shall have received the Budget, in form and substance satisfactory to the Lenders.  The Budget will be in the form of the 18-week Budget annexed hereto as Exhibit A, with such modifications (if any) as are agreed to by the Borrowers and Lenders;

(i)           There shall have occurred no Material Adverse Effect;

(j)           There shall exist no action, suit, investigation, litigation or proceeding (other than the Chapter 11 Cases) pending or threatened in any court or before any arbitrator or governmental instrumentality that (i) could reasonably be expected to result in a Material Adverse Effect or (ii) restrains, prevents or imposes or can reasonably be expected to impose materially adverse conditions upon the Loan or the transactions contemplated thereby;

(k)           All necessary governmental and third party consents and approvals necessary in connection with the Loan and the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Lenders) and shall remain in effect; and no law or regulation shall be applicable, in the judgment of the Lenders, that restrains, prevents or imposes materially adverse conditions upon the Loan or the transactions contemplated hereby;

(l)           Nothing contained in any information disclosed to the Lenders by the Borrowers or any of their subsidiaries after the date hereof shall lead the Lenders to determine that, and the Lenders shall not have become aware of any fact or condition not disclosed to them prior to the date hereof which shall lead the Lenders to determine that, the Borrowers or any of their subsidiaries’ condition (financial or otherwise), operations, performance, properties or prospects are different in any material adverse respect from that disclosed to the Lenders prior to the date hereof;

(m)           The Lenders shall be satisfied with the amount, types and terms and conditions of all insurance and bonding maintained by the Borrowers and their subsidiaries.  The Lenders shall have received endorsements naming the Lenders as an additional insured and loss payee under all insurance policies to be maintained with respect to the properties of the Borrowers and their Subsidiaries forming part of the Collateral;

(n)           Borrowers shall acknowledge the full amount of the debt under the Pre-petition Debenture Agreements and execute releases in favor of the pre-petition Lenders thereunder with respect to any and all claims, defenses, etc. that may be asserted by Borrowers (provided, however, that the official creditors’ committee appointed in the Chapter 11 Cases will have the ability to investigate such matters and the foregoing releases and acknowledgements shall be binding on the Borrowers’ estate if the creditors’ committee does not initiate an adversary proceeding within sixty (60) days after its appointment; and provided further, that any party in interest, other than any Debtor or any of its respective affiliates, may file a complaint pursuant to Bankruptcy Rule 7001 seeking to invalidate, subordinate, or otherwise challenge the Prepetition Debenture Obligations or the Prepetition Liens within the later of 60 days after appointment of the Committee (but in no event later than 75 days after entry of the Interim Order) or any subsequent date that may be agreed to in writing by the Prepetition Debenture Lenders with respect to the time to file any such complaint relating to the Prepetition Debenture Obligations and/or the Prepetition Liens);

(o)           The Lenders have received confirmation satisfactory to Lenders in their sole discretion that the total amount of necessary critical vendor payments, executory contract cures and utility deposits do not exceed $12,500,000;

(p)           The initial Advance required to be funded by the Tranche B Lenders shall be placed in escrow prior to the funding of the Tranche A Loan; and

(q)           The Debt Subordination and Intercreditor Agreement shall be executed and delivered by the Lenders and the Borrowers.

3.2           Conditions Precedent to all Credit Extensions.  Lenders’ obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a)           the representations and warranties in Section 5 shall be true in all material respects on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or shall result from the Credit Extension.  Each Credit Extension is Borrowers’ representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(b)           the making of any Credit Extension shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently;

(c)           in Lenders’ reasonable discretion, since the date of this Agreement, there has not been a Material Adverse Effect;

(d)           subsequent to the initial Advance, Advances shall be made only to the extent the Borrowers’ aggregate cash balance is below $700,000 when the Advance request is made;

(e)           if the requested funding date of the Credit Extension is after August 14, 2010, the Bankruptcy Court shall have entered the Final Order, in form and substance satisfactory to the Lenders, entered on notice to such parties as may be satisfactory to the Lenders, (i) authorizing and approving the Loan and the transactions contemplated hereby and by the Interim Order or Final Order, as applicable, including, without limitation, the granting of the super-priority status, security interests and liens, and the payment of all fees, referred to herein, and (ii) authorizing the lifting of the automatic stay to permit the Lenders to exercise their rights and remedies with respect to the Loan upon the occurrence of an Event of Default, which Final Order shall be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Lenders;

(f)           all costs, fees and expenses billed by and owing to the Lenders, including, without limitation the Lenders’ Expenses and the fees set forth in Section 2.3, have been paid;

(g)           prior to the Effective Date, counsel to the Tranche A Lender has received $25,000 as an additional retainer, counsel to the Tranche B Lenders has received $50,000 and local counsel to the Tranche B Lenders has received $25,000 as an additional retainer toward payment of the Lenders’ Expenses;

(h)           the Budget has been approved by the Lenders; and

(i)           after the initial Credit Extension, the Lenders have received evidence satisfactory to the Lenders in their sole discretion, that the Pivotal Loan has been paid in full and there are no outstanding obligations of any of the Borrowers with respect thereto.

3.3           Covenant to Deliver.  Borrowers agree to deliver to Lenders each item required to be delivered to Lenders under this Agreement as a condition to any Advance.  Borrowers expressly agree that the extension of a Credit Extension prior to the receipt by Lenders of any such item shall not constitute a waiver by Lenders of Borrowers’ obligation to deliver such item, and any such extension in the absence of a required item shall be in Lenders’ reasonable discretion.

3.4           Procedures for Borrowing.  Subject to the prior satisfaction of all other applicable conditions to the making of a Credit Extension set forth in this Agreement, to obtain a Credit Extension, Borrowers shall notify Lenders (which notice shall be irrevocable), by delivering to them a Borrowing Request by courier, electronic mail or facsimile not later than 12:00 p.m. Eastern Standard time on the Business Day that is at least three (3) Business Days prior to the proposed Funding Date of the applicable Credit Extension.  The Borrowers shall not deliver a Borrowing Request more frequently than once weekly unless the Tranche B Lenders otherwise agree.  The Lenders will make Credit Extensions solely from the escrow established in accordance with this Agreement.  Subsequent to making the initial Advance, additional Advances by the Tranche B Lenders may be funded in multiples of $100,000, with each such Advance not to exceed the lesser of (i) $500,000 and (ii) the amount necessary to bring the Borrowers’ cash on hand to at least $900,000.

4.           CREATION OF SECURITY INTEREST

4.1           Grant of Security Interest.  To secure the payment and performance in full of all of the Obligations, Borrowers and their affiliate, Magenta Netlogic Limited (U.K.) (“MNL”) hereby grant to the Lenders a continuing first priority security interest in, and pledge to Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof and grant to the Pre-Petition Debenture Lenders the Adequate Protection Liens (as defined in the Interim Order).  Borrowers and MNL represent, warrant, and covenant that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens and subject to the Carve-Out).  If Borrowers shall acquire a commercial tort claim in excess of $50,000, Borrowers shall promptly notify Lenders in a writing signed by Borrowers of the general details thereof and grant to Lenders in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Lenders.  The security interests granted herein may not be used as a basis to recover any payments made pursuant to the Budget in the ordinary course of business or pursuant to any variance in the Budget authorized by the Lenders in accordance with the terms of this Agreement.

Upon payment in full of the Obligations (other than indemnification obligations for which no claim has been made) and at such time as Lenders’ obligation to make Credit Extensions has terminated, Lenders shall release and terminate their liens and security interests in the Collateral and all rights therein shall revert to Borrowers.

4.2           Subordination of Tranche B Lenders Security Interest.  All obligations due and owing to the Tranche B Lenders and liens granted in the Collateral shall be subject to the terms and conditions of the Intercreditor Agreement, which Intercreditor Agreement is incorporated herein by reference.  To the extent of any conflicts between this Agreement and the Intercreditor Agreement, the terms of the Intercreditor Agreement shall control.

4.3           Authorization to File Financing Statements.  Borrowers hereby authorize Lenders to file financing statements, without notice to Borrowers, with all appropriate jurisdictions to perfect or protect Lenders’ interest or rights hereunder, including a notice that any disposition of the Collateral (other than in accordance with this Agreement), by either Borrowers or any other Person, shall be deemed to violate the rights of Lenders under the Code.  Without limiting the foregoing, Borrowers hereby authorize Lenders to file financing statements which describe the collateral as “all assets” and/or “all personal property” of Borrowers or words of similar import.

5.           REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants as follows:

5.1           Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number.  Each Borrower is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.  Except for the approval of the Bankruptcy Court, each Borrower has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents.  During its existence for the five years prior to the Petition Date, each Borrower has done business solely under the names set forth in Schedule 5.1.  The Borrowers’ chief executive office and principal place of business is located at the address set forth in Schedule 5.1, and all of the Borrowers’ records relating to its business or the Collateral are kept at that location.

5.2           [Intentionally Omitted]

5.3           Authorization of Borrowing; No Conflict as to Law or Agreements.  The execution, delivery and performance by each Borrower of the Loan Documents and the borrowings from time to time hereunder have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of any of the Borrowers’ owners; (ii) other than the entry of Financing Orders, require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof; (iii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to any of the Borrowers or of the Borrowers’ Constituent Documents; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrowers are parties or by which they or their properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than the security interest granted hereunder) upon or with respect to any of the properties now owned or hereafter acquired by the Borrowers.

5.4           Legal Agreements.  This Agreement constitutes and, upon due execution by each of the Borrowers, the other Loan Documents will constitute the legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms.

5.5           Subsidiaries.  Except as set forth in Schedule 5.5 hereto, the Borrowers have no Subsidiaries.

5.6           Budget.  Borrowers have furnished the Budget to the Lenders.  The Budget has been prepared on a reasonable basis and in good faith by the Borrowers, and is based on assumptions believed by the Borrowers to be reasonable.  The Borrowers are not be aware of any facts or information that would lead them to believe that the Budget is incorrect or misleading in any material respect.

5.7           Litigation.  There are no actions, suits or proceedings pending or, to the Borrowers’ knowledge, threatened against or affecting any of the Borrowers or the properties of the Borrowers and their management before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrowers, would result in a final judgment or judgments against the Borrowers that would cause a Material Adverse Effect.

5.8           Regulation U.  The Borrowers are not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

5.9           Taxes.  Each Borrower has paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them.  Each Borrower has filed all federal, state and local tax returns which to the knowledge of the Officers of the Borrowers, as the case may be, are required to be filed, and each Borrower has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by any of them to the extent such taxes have become due.

5.10           Title and Liens.  The Borrowers have good and absolute title to all Collateral free and clear of all Liens other than Permitted Liens.  No financing statement naming a Borrower as debtor is on file in any office except to perfect Permitted Liens.

5.11           Intellectual Property Rights.

(a)           Owned Intellectual Property Rights.  Schedule 5.11 is a complete list of all patents, applications for patents, trademarks, applications to register trademarks, service marks, applications to register service marks, mask works, trade dress and copyrights for which any Borrower is the owner of record (the “Owned Intellectual Property”).  Except as disclosed on Schedule 5.11, (i) such Borrower owns its Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs and Liens, whether by written agreement or otherwise, (ii) no Person other than the Borrowers owns or has been granted any right in its Owned Intellectual Property, (iii) all Owned Intellectual Property is valid, subsisting and enforceable and (iv) the Borrowers have taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.

(b)           Intellectual Property Rights Licensed from Others.  Schedule 5.11 is a complete list of all agreements under which a Borrower has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-Shelf Software”) and a summary of any ongoing payments the Borrower is obligated to make with respect thereto.  The Borrowers’ licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether by written agreement or otherwise.  No Borrower is obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

(c)           Other Intellectual Property Needed for Business.  The Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct the Borrowers’ business as it is presently conducted or as the Borrowers reasonably foresee conducting it.

(d)           Infringement.  The Borrowers have no knowledge of, and have not received any written claim or notice alleging, any Infringement of another Person’s Intellectual Property Rights (including any written claim that the Borrowers must license or refrain from using the Intellectual Property Rights of any third party) nor, to the Borrowers’ knowledge, is there any threatened claim or any reasonable basis for any such claim.

5.12           Default.  Except as set forth on Schedule 5.12, each Borrower is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a Material Adverse Effect as to such Borrower.

5.13           Submissions to Lenders.  All financial and other information provided to the Lenders by or on behalf of the Borrowers in connection with the Borrowers’ request for the Loan  (i) is true and correct in all material respects, (ii) does not omit any material fact necessary to make such information not misleading and, (iii) as to projections, valuations or proforma financial statements, present a good faith opinion as to such projections, valuations and proforma condition and results.

5.14           Financing Statements.  The Borrowers have authorized the filing of financing statements sufficient when filed to perfect the security interest granted hereunder and the other security interests created by the Loan Documents.  Upon the entry of the Interim Order, the Lenders will have a valid and perfected security interest in all Collateral which is capable of being perfected by filing financing statements.  None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.

5.15           Rights to Payment.  Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim (other than in the ordinary course of business or as reserved on the Borrowers’ books and records), of the account Borrowers or other obligor named therein or in the Borrowers’ records pertaining thereto as being obligated to pay such obligation.

5.16           Administrative Priority; Lien Priority.

(a)           The Obligations of the Borrowers will, at all times after the Effective Date, constitute allowed administrative expenses in the Chapter 11 Cases, having priority in payment over all other administrative expenses and unsecured claims against the Borrowers now existing or hereafter arising, of any kind or nature whatsoever, including without limitation all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 327, 328, 330, 503(b), 506(c), 507(a), 507(b), 546(c), 726 and 1114 of the Bankruptcy Code, except as to the Carve-Out;

(b)           Pursuant to Section 364(d)(1) of the Bankruptcy Code, the Interim Order and the Final Order, all Obligations will be secured by a perfected priming first priority Lien on the Collateral, except as to the Carve-Out and Permitted Liens;

(c)           On the Effective Date and upon entry of the Interim Order and the Final Order, the Interim Order and the Final Order shall be, in full force and effect and have not been reversed, vacated, modified, amended or stayed, except for modifications and amendments that are reasonably acceptable to the Lenders and are not subject to a pending appeal or stayed in any respect; and

(d)           The Pre-Petition Debenture Obligations will be secured by a replacement Lien on all postpetition assets (but excluding Avoidance Action Recoveries), to the extent of any diminution of value of any prepetition collateral and the use of cash collateral, in each case, junior only to the liens of the Lenders with respect to the Obligations and the Carve-Out.

(e)           The Pre-Petition Debenture Lenders shall receive the Adequate Protection rights set forth in the proposed Interim Order annexed hereto as Exhibit C.

5.17           Appointment of Examiner; Liquidation.  No order has been entered or is pending in the Chapter 11 Cases (i) for the appointment of an examiner with enlarged powers (beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Sections 1104(d) and 1106(b) of the Bankruptcy Code or (ii) to convert the Chapter 11 Cases to Chapter 7 cases or to dismiss the Chapter 11 Cases.

5.18           The Chapter 11 Cases.  The Chapter 11 Cases were commenced on the Petition Date in accordance with applicable law and proper notice thereof and have not been dismissed as of the date of this Agreement.  The motion for approval of this Agreement was proper and sufficient pursuant to the Bankruptcy Code, the Bankruptcy Rules and the rules and procedures of the Bankruptcy Court.

6.           AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees that until payment in full of all Obligations, each Borrower shall perform all of the following covenants:

6.1           Government Compliance.  Except as permitted by Section 7.2, maintain their legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect.  Borrowers shall comply, with all laws, ordinances and regulations to which they are subject, the noncompliance with which could have a Material Adverse Effect.

6.2           Plan Confirmation.  Borrowers shall use their best efforts to cause a Plan of Reorganization to be confirmed in accordance with the terms of the Plan Support Agreement.

6.3           Financial Statements, Reports, Certificates.

(a)           Borrowers shall provide Lenders with the following:

(i)           within two (2) Business Days after the end of each week, a reconciliation, in form and substance consistent with Borrowers’ practices prior to the Petition Date, or as otherwise acceptable to the Lenders in their reasonable discretion, and substantially consistent with the Budget, of the actual cash receipts and disbursements of the Borrowers and existing Credit Extensions under this Agreement for such week to the budgeted line item amounts set forth in the Budget for such week;

(ii)           within fifteen (15) days after the end of each month, (A) monthly accounts receivable agings, aged by invoice date, (B) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, and (C) monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, deferred revenue report and general ledger;

(iii)           within two (2) Business Days after the end of each week, the management weekly operational report (evidencing weekly circuit connects and disconnect] for such week;

(iv)           as soon as available, and in any event within thirty (30) days after the end of each month, monthly unaudited financial statements (including, without limitation, projections, forecasts and consolidated balance sheets, statements of income and statement of cash flows);

(v)           as soon as available, and in any event within thirty (30) days after the end of each quarter, quarterly unaudited financial statements (including, without limitation, projections, forecasts and consolidated balance sheets, statements of income and statement of cash flows);

(vi)           within thirty (30) days after the end of each month a monthly Compliance Certificate signed by a Responsible Officer, (A) setting forth a schedule of all checks and disbursements and (B) certifying that as of the end of such month, Borrowers were in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Lenders shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;

(vii)           within twenty (20) days after the end of each month, an analysis of all capital expenditures for such month;

(viii)           prompt written notice of significant changes to material contracts with customers, suppliers, contractors, utility providers, governmental authorities, merchant builders and any material contract (including lot, unit and parcel purchasers), including new material contracts and contract renewals or cancellation or reduction of any existing customer agreements;

(ix)           within thirty (30) days prior to the end of each fiscal year of Borrowers, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrowers, and (B) annual financial projections for the following fiscal year (on a quarterly basis) as approved by Borrowers’ board of directors, together with any related business forecasts used in the preparation of such annual financial projections;

(x)           as soon as available, and in any event within one hundred eighty (180) days following the end of Borrowers’ fiscal year, annual financial statements certified by an independent certified public accountants reasonably acceptable to Lenders;

(xi)           on an as-requested basis, all other information reasonably requested by the Lenders.

(b)           In the event that Borrowers are or become subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days after filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrowers’ or another website on the Internet.

(c)           Prompt written notice of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any copyright, including any subsequent ownership right of Borrowers in or to any copyright, patent or trademark not previously disclosed to Lenders, (iii) the occurrence of any Default or Event of Default and the action(s) the Borrowers proposes to take to remedy such Default or Event of Default, or (iv) Borrowers’ knowledge of an event that materially adversely affects the value of the Intellectual Property.

6.4           Financial Covenants; Compliance with Budget.

(a)           Borrowers shall at all times comply with the Budget on a line-item by line-item basis provided, however, that the Borrowers shall be entitled to deviate from the Budget without prior approval of the Lenders or notice to other parties secured by the Collateral, provided that all reasonable and necessary expenditures to maintain the Collateral are made and that any negative expense variance for a line item does not exceed ten percent (10%) of such line item on a rolling two (2) week basis, exclusive of Lenders’ Expenses, without prior approval of the Lenders, and as long as the Borrowers’ aggregate cash balance plus the undrawn portion of the Loan is not below $700,000.  Within two (2) Business Days after the end of each week, a Responsible Officer of the Borrowers shall submit to the Lenders a report showing (i) actual collections and disbursements, on a weekly and cumulative basis through the previous Friday for the prior two (2) week period, and (ii) a comparison to the same periods in the Budget.  To the extent that disbursements set forth in the Budget for a Budget period are not, in fact, disbursed during the Budget period, the budgeted disbursements for subsequent Budget periods shall be amended so that the Borrowers may carry forward any unspent budgeted disbursements from prior periods, which may be used by the Borrowers to reduce expense variances.  Notwithstanding the foregoing, in the event that Lenders agree to any deviation(s) from projections contained in the Budget that otherwise could constitute an impermissible variance, the Budget shall be amended on a go forward basis to include the variance waived by the Lenders.

(b)           Borrowers shall make only those disbursements approved by George King (or in the event George King no longer holds the position of CFO, his replacement, which replacement shall be reasonably acceptable to the Lenders) or authorized by Court order which disbursements shall be listed on a Disbursements Register certified by George King (or his replacement, as applicable), provided that such Disbursements Register shall be submitted to Lenders for review, but not approval, prior to the Borrowers making any disbursements listed therein.

(c)           Borrowers shall achieve on a consolidated basis, EBITDA of at least the amount set forth below for the applicable indicated:

Period	Applicable Amount
For the month then ended on August 31, 2010	$100,000
For the two months then ended on September 30, 2010	$200,000
For the three months then ended on October 31, 2010	$300,000
For the four months then ended on November 30, 2010	$450,000

(d)           Borrowers shall achieve, on a consolidated basis, Monthly Recurring Circuit Revenue of at least the amount set forth below for the applicable indicated:

Period	Monthly Recurring Circuit Revenue
For the month ending August 31, 2010	$3,650,000
For the month ending September 30, 2010	$3,650,000
For the month ending October 31, 2010	$3,650,000
For the month ending November 30, 2010	$3,650,000

(e)           Borrowers shall achieve, on a consolidated basis, Monthly Recurring Circuit Margin Percentage of at least the amount set forth below for the applicable period:

Period	Monthly Recurring Circuit Margin %	Cumulative Monthly Recurring Circuit Margin %
For the month ending August 31, 2010	19.5%	19.5%
For the month & two months ending September 30, 2010, respectively	19.5%	20.0%
For the month & three months ending October 31, 2010, respectively	19.5%	20.0%
For the month & four months ending November 30, 2010, respectively	19.5%	20.0%

(f)           Borrowers shall not have, on a consolidated basis, outstanding Accounts Payable of more than the amount set forth below for the applicable period:

Period	A/P Balance
As at August 31, 2010	$4,100,000
As at September 30, 2010	$4,100,000
As at October 31, 2010	$4,100,000
As at November 30, 2010	$4,100,000

6.5           Accounts Receivable.

(a)           Schedules and Documents Relating to Accounts. Borrowers shall deliver to Lenders transaction reports and schedules of collections, as provided in Section 6.2; provided, however, that Borrowers’ failure to execute and deliver the same shall not affect or limit Lenders’ Lien and other rights in all of Borrowers’ Accounts, nor shall Lenders’ failure to advance or lend against a specific Account affect or limit Lenders’ Lien and other rights therein.  If reasonably requested by Lenders, after the occurrence and during the continuance of an Event of Default, Borrowers shall furnish Lenders with copies (or, at Lenders’ reasonable request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts.  In addition, Borrowers shall deliver to Lenders, on its reasonable request after the occurrence and during the continuance of an Event of Default, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos.

(b)           Disputes.  Borrowers shall promptly notify Lenders of all disputes or claims relating to Accounts in excess of $25,000 in the aggregate or that could reasonably be expected to have a material adverse effect on Borrowers’ business.  Borrowers shall not forgive (completely or partially), compromise, or settle any Account having a face amount in excess of the $25,000 in the aggregate for less than payment in full, or agree to do any of the foregoing, without the Lenders’ prior written consent, except as to adjustments made in the ordinary course or as reflected on the Borrowers’ books and records.

(c)           Collection of Accounts.  Borrowers shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing.

(d)           Verification.  Lenders may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrowers or Lenders or such other name as Lenders may choose.  Lenders agree that so long as no Event of Default has occurred and is continuing, Lenders shall endeavor to provide Borrowers with notice of their intention to conduct verifications prior to conducting such verifications.

(e)           No Liability. Lenders shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Lenders be deemed to be responsible for any of Borrowers’ obligations under any contract or agreement giving rise to an Account.  Nothing herein shall, however, relieve Lenders from liability for their own gross negligence or willful misconduct.

6.6           Remittance of Proceeds.  Except as otherwise provided in Section 6.4(c) hereof, deliver to Lenders, in kind, all proceeds arising from the disposition of any Collateral in the original form in which received by Borrowers not later than one (1) Business Day after receipt by Borrowers, to be applied to the Obligations pursuant to the terms of Sections 9.5 and 13.14 hereof.  Borrowers agree that they will not commingle proceeds of Collateral with any of Borrowers’ other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Lenders.  Nothing in this Section 6.6 limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

6.7           Taxes; Pensions.  Make timely payment of all foreign, federal, state and local taxes or assessments (other than taxes and assessment which Borrowers are contesting pursuant to the terms of Section 5.9 hereof), and shall deliver to Lenders, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.8           Access to Collateral; Books and Records.  At all reasonable times Lenders, or their agents, shall have the right to inspect the Collateral and the right to audit and copy Borrowers’ Books.  The foregoing inspections and audits shall be at Borrowers’ expense, and the charge therefor shall be $750 per person per day (or such higher amount as shall represent Lenders’ then-current standard charge for the same), plus reasonable out-of-pocket expenses.

6.9           Insurance.  Keep their business and the Collateral insured for risks and in amounts standard for companies in Borrowers’ industry and location and as Lenders may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Lenders, it being agreed that the insurance maintained by Borrowers as of the Effective Date is satisfactory.  All property policies shall have a Lenders’ loss payable endorsement showing Lenders as the sole loss payees and waive subrogation against Lenders, and all liability policies shall show, or have endorsements showing, Lenders as additional insureds.  All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Lenders at least thirty (30) days notice before canceling, amending, or declining to renew its policy.  At Lenders’ reasonable request, Borrowers shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any policy shall, at Lenders’ option, be payable to Lenders on account of the Obligations.  Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrowers shall have the option of applying the proceeds of any casualty policy up to $50,000, in the aggregate, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Lenders has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Lenders, be payable to Lenders on account of the Obligations.  If Borrowers fail to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Lenders, Lenders may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Lenders deems prudent.

6.10           Operating Accounts.

(a)           Maintain, primary domestic U.S. depository, operating accounts and securities accounts with any bank or financial institution; provided, however, that for each such operating account that Borrowers at any time maintain, Borrowers shall cause the applicable bank or financial institution at or with which any operating account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Lenders’ Lien in such operating account in accordance with the terms hereunder.

(b)           Provide Lenders ten (10) Business Days’ prior written notice before establishing any Collateral Account at or with any bank or financial institution other than its current book or financial institution.  In addition, for each Collateral Account that Borrowers at any time maintain, Borrowers shall cause the applicable bank or financial institution at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Lenders’ Lien in such Collateral Account in accordance with the terms hereunder.  The provisions of the previous sentence shall not apply to deposit accounts  (i) exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrowers’ employees and identified to Lenders by Borrowers as such, and (ii) to deposit accounts to the extent the aggregate average daily balance held in all such accounts does not exceed $10,000.

6.11           Protection and Registration of Intellectual Property Rights.  Borrowers shall:  (a) protect, defend and maintain the validity and enforceability of their intellectual property material to their business; (b) promptly advise Lenders in writing of material infringements of their intellectual property; and (c) not allow any intellectual property material to Borrowers’ business to be abandoned, forfeited or dedicated to the public without Lenders’ written consent, which consent shall not be unreasonably withheld or delayed.  If Borrowers decide to register any copyrights or mask works in the United States Copyright Office, Borrowers shall: (x) provide Lenders with at least fifteen (15) days prior written notice of their intent to register such copyrights or mask works together with a copy of the application they intend to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement or such other documents as Lenders may reasonably request to maintain the perfection and priority of Lenders’ security interest in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office.  Borrowers shall promptly provide to Lenders a copy of the application(s) filed with the United States Copyright Office together with evidence of the recording of the intellectual property security agreement necessary for Lenders to maintain the perfection and priority of their security interest in such copyrights or mask works.  Borrowers shall provide written notice to Lenders of any application filed by Borrowers in the United States Patent and Trademark Office for a patent or to register a trademark or service mark within 30 days after any such filing.

6.12           Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, Borrowers shall make available to Lenders during regular business hours and upon reasonable prior notice, without expense to Lenders, Borrowers and their officers, employees and agents and Borrowers’ books and records, to the extent that Lenders may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Lenders with respect to any Collateral or relating to Borrowers.

6.13           Chapter 11 Case Pleadings.  Promptly after filing thereof, Borrowers shall provide Lenders with copies of all pleadings, motions, applications, financial information and other papers and documents filed by the Borrowers in the Chapter 11 Cases, which papers and documents shall also be given or served on the Lenders and the Lenders’ counsel.

6.14           Committee Reports.  Promptly after sending thereof, Borrowers shall provide Lenders with copies of all written reports given by the Borrowers to any official or unofficial Committee in the Chapter 11 Cases, other than any such reports subject to privilege; provided that the Borrowers may redact any confidential information contained in any such report if they provide to the Lenders a summary of the nature of the information so redacted.

6.15           Further Assurances.  Borrowers shall execute any further instruments and take further action as Lenders reasonably requests to perfect or continue Lenders’ Lien in the Collateral or to effect the purposes of this Agreement.

6.16           Changes in Management/Labor Agreements.  Borrowers shall promptly notify Lenders of any changes to Borrowers’ management and of any material changes to any labor agreements to which any of the Borrowers are a party.

6.17           Retention of Consultant.  The Borrowers agree that the Lenders may immediately hire and retain a financial advisor of their choosing to monitor the orderly operation of the Borrowers’ business and compliance with the Budget until a plan of reorganization is confirmed or the closing of a sale of all or substantially all of the Borrowers’ assets, whichever is earlier.  The Borrowers further agree to fully cooperate with such financial advisor and its requests and provide complete transparency regarding all financial and operational issues of the Borrowers.  The Borrowers further agree to pay the fees and expenses of such financial advisor upon presentment of an invoice, up to $25,000 per month.  In the event the fees and expenses of such financial advisor are less than $25,000 in any given month, the difference between $25,000 and the fees and expenses incurred for such month may be applied to any other month(s) in which such financial advisor’s fees and expenses exceed $25,000.

6.18           Asset Sale and Unconditional Right to Credit Bid.  Consistent with the terms of the Plan Support Agreement, if, pursuant to a sale order issued by the Bankruptcy Court, the Tranche B Lenders, or their designee, is the winning bidder, either the assets of the Borrowers shall be sold to the Tranche B Lenders pursuant to a sale under Section 363 of the Bankruptcy Code (a “363 Sale”) which sale shall be a component of the Borrowers’ Plan of Reorganization for the consideration set forth in the winning bid or a transaction having substantially the same effect shall be consummated as a restructuring of the Borrowers pursuant to a Plan of Reorganization; provided, however, that if a Plan of Reorganization for the Borrowers is not confirmed by the Confirmation Deadline (as defined in the Plan Support Agreement) or an Event of Default occurs under the Loan Documents, then, if the Tranche B Lenders so elect, the assets of the Borrowers shall be sold to the Tranche B Lenders or their designee pursuant to a sale order as a 363 Sale outside of a Plan of Reorganization for the consideration set forth in the winning bid.  Any 363 Sale, similar transaction or a Plan of Reorganization having the same effect, shall permit the Tranche B Lenders and the Pre-Petition Debenture Lenders to credit bid the full amount of their debts, including the Tranche B Loan and/or the  Pre-Petition Debenture Obligations.  The Tranche B Lenders and Pre-Petition Debenture Lenders are and shall be qualified bidders under any auction or sale procedures and may participate at any auction, sale or other restructuring transaction.  Any winning bid by the Tranche B Lenders and Pre-Petition Debenture Lenders, as applicable, is subject only to the Tranche B Lenders and Pre-Petition Debenture Lenders providing adequate assurances per the approval of the Bankruptcy Court and payment in full of the Tranche A Loan.

7.           NEGATIVE COVENANTS

Each Borrower covenants and agrees that until payment in full of all Obligations, each Borrower shall not perform any of the following without the without Lenders’ prior written consent:

7.1           Dispositions.  Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”) all or any part of its business or property, except for (a) Transfers of Inventory in the ordinary course of business; (b) Transfers of used, worn-out, obsolete or surplus Equipment; (c) dispositions of assets subject to any settlement or payment in respect of any property or casualty insurance claim or any condemnation proceeding; (d) any Transfer of all or substantially all of the assets of a Subsidiary to the extent permitted by Section 7.3; (e) the abandonment of any intellectual property that, in the commercially reasonable judgment of Borrowers, is uneconomical, negligible, obsolete or otherwise not material in the conduct of its business; (f) Transfers of property to the extent that (I) such property is exchanged for credit against the purchase price of similar replacement property or (II) the proceeds of such sale or other disposition are promptly applied to the purchase price or such replacement property; and (g) Transfers of assets by any Subsidiary of Borrowers to Borrowers. Borrowers shall not enter into an agreement with any Person other than Lenders which restricts the subsequent granting of a security interest in Borrowers’ intellectual property.

7.2           Changes in Business, Management, Ownership, Control, or Business Locations.  (a) Engage in any business other than the businesses currently engaged in by Borrowers or reasonably related thereto or reasonable extensions thereof; (b) liquidate or dissolve; except as permitted pursuant to Section 7.3 below, or (c) (i) have a material change in management or if any Key Person ceases to hold such office with Borrowers or (ii) permit or suffer any Change in Control.  Borrowers shall not, without at least thirty (30) days prior written notice to Lenders: (1) add any new offices or business locations, including warehouses (unless each such new office or business location contains less than $100,000 in Borrowers’ assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3           Mergers or Acquisitions.  Merge or consolidate with any other Person, or acquire all or substantially all of the capital stock or property of another Person; provided, that any Subsidiary may merge or consolidate into Borrowers.

7.4           Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5           Encumbrance.  Create, incur, or allow any Lien on any of  their property, or assign or convey any right to receive income, including the sale of any Accounts, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrowers from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrowers’ intellectual property, in each case, except as is otherwise permitted in Section 7.1 hereof and in the definition of “Permitted Lien” herein.

7.6           Maintenance of Collateral Accounts.  Maintain any Collateral Account except pursuant to the terms of Section 6.8.(b) hereof.

7.7           Investments; Distributions.  (a) Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock.

7.8           Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of a Borrower, except for transactions that are in the ordinary course of Borrowers’ business, upon fair and reasonable terms that are no less favorable to Borrowers than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9           Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrowers’ business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any Material Adverse Effect, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.10           Financing Orders; Administrative Priority; Lien Priority; Payment of Claims.  The Borrowers will not:

(a)           at any time, seek, consent to or suffer to exist any reversal, modification, amendment, stay or vacation of the Interim Order or the Final Order, except for modifications and amendments agreed to in writing by the Lenders;

(b)           at any time, suffer to exist a priority for any administrative expense or unsecured claim against Borrowers (now existing or hereafter arising of any kind or nature whatsoever, including without limitation any administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 327, 328, 330, 503(b), 506(c), 507(a), 507(b), 546(c) 726 and 1114 of the Bankruptcy Code) equal or superior to the priority of the Lenders in respect of the Obligations, except for the Carve-Out;

(c)           at any time, suffer to exist any Lien on the Collateral having a priority equal or superior to the Liens in favor of the Lenders or, as applicable, the Adequate Protection Liens in favor of the Pre-Petition Debenture Lenders (which the Pre-Petition Lenders hereby acknowledge are subject to the Lender’s Liens), except for the Carve-Out and Permitted Liens; and

(d)           prior to the date on which all Obligations have been fully paid and satisfied, the Borrowers shall not pay any administrative expense claims except (i) Obligations due and payable hereunder and (ii) administrative expenses incurred in the ordinary course of the Borrowers’ business as contemplated by this Agreement and the Budget.

7.11           Claims.  Use the advances under the Loan or any cash collateral to assert claims against the Lenders under the Pre-Petition Debenture Agreements or the Lenders.

7.12           No Term-Out or Cram-Down of Pre-Petition Lenders.  Neither the Borrowers nor any other party shall file or support any Plan of Reorganization that seeks to impair the Pre-Petition Debenture Lenders’ credit bid rights or terms-out, crams-down or extends the Pre-Petition Debenture Obligations under Bankruptcy Code section 1129(b) or otherwise.

7.13           Sale Motion; Credit Bid.  Neither the Borrowers nor any other party shall file or support any motion for a sale of assets under Section 363 of the Bankruptcy Code or any Plan of Reorganization that is not consistent with the Plan Support Agreement and Section 6.18 hereof.   Each of the Lenders and Pre-Petition Debenture Lenders shall be deemed qualified bidders at any auction sale and shall be entitled to credit bid all or a portion of the Tranche B Loan and/or the Pre-Petition Debenture Obligations provided that such bid also includes the payment of the Tranche A Loan in full in cash at the closing of such sale.  Any Plan of Reorganization shall provide for the release of all claims and caused of action that are held by or may be asserted by the Borrowers against the Lenders or their Affiliates on account of the Loans.

8.           EVENTS OF DEFAULT

The occurrence of any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement, upon written notice to Borrowers pursuant to the provisions of Section 10:

8.1           The occurrence of any of the following events, with no cure period, without the prior written consent of Lenders:

8.1.1           Default in the payment of any amount owed by the Borrowers to the Lenders as and when due hereunder;

8.1.2           The rendering against the Borrowers of an arbitration award, a final judgment, decree or order, in each case requiring the payment of money in excess of $25,000 in the aggregate or a postpetition lien on any of the Collateral, and the continuance of such arbitration award, judgment, decree or order unsatisfied and in effect for any period of 30 consecutive days, provided however that this Section 8.1.2 shall not apply to unsecured claims;

8.1.3           The filing by any of the Borrowers of any motion or proceeding that could reasonably be expected to result in material impairment of the Lenders’ rights under this Agreement, including any motion to surcharge the Lenders, the Loan or the Collateral under 11 U.S.C. § 506(c) or otherwise;

8.1.4           the filing of a motion by any of the Borrowers for entry of an order staying or otherwise prohibiting the prosecution of any enforcement action or any motion or pleading seeking to challenge the Lenders’ or the Pre-Petition Debenture Lenders’ Liens or otherwise commencing any cause of action against the Lenders or the Pre-Petition Debenture Lenders;

8.1.5           The Borrowers (except following the Lenders’ prior written request or with the Lenders’ express prior written consent) shall file a motion with the Bankruptcy Court or any other court with jurisdiction in the matter seeking an order, or an order is otherwise entered, modifying, reversing, revoking, staying, rescinding, vacating, or amending the Financing Orders or any of the Loan Documents, without the Lenders’ express prior written consent (and no such consent shall be implied from any other action, inaction, or acquiescence of the Lenders);

8.1.6           The Borrowers shall file, or any other person shall obtain Bankruptcy Court approval of a disclosure statement for a Plan of Reorganization that does not (i) comply with this Agreement, including, without limitations, Sections 6.18, 7.12 and 7.13 of this Agreement and (ii) pay in full the Tranche A and Tranche B Loans;

8.1.7           The Interim Order has not been entered by the Bankruptcy Court on or before July 27, 2010 or the Final Order has not been entered by the Bankruptcy Court on or before August 14, 2010 or any of the Milestone Requirements have not been met;

8.1.8           The Borrowers shall file any motion or application, or the Bankruptcy Court allows the motion or application of any other Person, which seeks approval for or allowance of any claim, lien, security interest ranking equal or senior in priority to the claims, liens and security interests granted to the Lenders under the Financing Orders or the Loan Documents or any such equal or prior claim, lien, or security interest shall be established in any manner, except, in any case, as expressly permitted under the Financing Orders;

8.1.9           The Financing Orders shall cease to be in full force and effect at any time after the date of entry thereof by the Bankruptcy Court;

8.1.10           The occurrence of any Default or Event of Default pursuant to the terms of the Financing Orders;

8.1.11           Conversion of any of the Chapter 11 Cases to Chapter 7 cases under the Bankruptcy Code, or dismissal of any of the Chapter 11 Cases or any subsequent Chapter 7 cases either voluntarily or involuntarily;

8.1.12           Either of the Financing Orders shall be modified, reversed, revoked, remanded, stayed, rescinded, vacated or amended on appeal or by the Bankruptcy Court without the prior written consent of Lenders (and no such consent shall be implied from any other authorization or acquiescence by Lenders);

8.1.13           Entry of an order in any of the Chapter 11 Cases appointing a chapter 11 trustee or appointing an examiner with the power to take any action other than to investigate and report;

8.1.14           Expiration or termination of the Borrowers’ exclusive periods to file and confirm a Plan of Reorganization upon the earlier of the period set forth in the Plan Support Agreement or as ordered by the Bankruptcy Court;

8.1.15           Entry of an order granting any other super-priority claim or lien equal or superior to that granted to the Lenders prior to full and indefeasible repayment of the Obligations and the Adequate Protection Obligations (as defined in the Interim Order);

8.1.16           Default in the performance, or breach, of any covenant or agreement of the Borrowers contained in this Agreement, any of the Loan Documents, or any term or condition of either of the Financing Orders;

8.1.17           Any Borrower shall fail to comply in any material respect with the Budget (after accounting for any variances permitted under Section 6.4(a) above) or, without prior approval of the Lenders, the Borrowers’ cash balance plus the undrawn portion of the Loan drops below $700,000;

8.1.18           Breach of any of the obligations of the Borrowers under the Plan Support Agreement, including, without limitation, failure to adhere to the timetable set forth in the Plan Support Agreement; or

8.1.19           The entry of an order (a) which provides relief from the automatic stay otherwise imposed pursuant to Section 362 of the Bankruptcy Code with respect to any material contract, lease, or obligation or against any critical vendor; (b) allowing a third party to proceed against any material assets or contracts of the Borrowers; (c) staying or otherwise prohibiting the prosecution of any Enforcement Action; (d) otherwise adversely affecting the Lenders’ or Prepetition Debenture Holders’ liens.

8.1.20           With the exception of the termination or suspension of operations contemplated by the Budget, any of the Borrowers shall liquidate, dissolve, terminate or suspend its business operation or otherwise fail to operate its business in the ordinary course or merge with another Person unless such Borrower is the surviving entity or the Borrowers consummate a sale of all or a material portion of such Borrower’s assets without paying the aggregate amount of the Obligations due to Lenders, unless the Lenders have consented or the Borrowers have otherwise satisfied the provisions of 11 U.S.C. §363(f);

8.1.21           Any representation or warranty made by the Borrowers in this Agreement, by any Guarantor in any Guaranty delivered to the Lenders, or by the Borrowers (or any of their Officers) or any Guarantor in any agreement, certificate, instrument or financial statement or other statement contemplated by or made or delivered pursuant to or in connection with this Agreement or any such Guaranty shall prove to have been incorrect in any material respect when deemed to be effective;

8.1.22           The Lenders believe in good faith that the prospect of payment in full of any part of the Obligations, or that full performance by the Borrowers under the Loan Documents, is impaired, or that there has occurred any Material Adverse Effect in the business or financial condition of the Borrowers;

8.1.23           If any creditor of the Borrowers receives any adequate protection payment, other than utility deposits reclassified as adequate protection payments or deposits or payments to a utility covered by utility order provided payment does not exceed the utility order amount and Budget, which is not fully acceptable to the Lenders in their sole discretion, or any Lien is granted as adequate protection other than as set forth in the Financing Orders.

8.1.24           A Change in Control occurs with respect to any Borrower;

8.1.25           Borrowers’ failure to pay any post-petition obligation when due;

8.1.26           Any material impairment of the Collateral or the termination of any state or federal license or authorization or material contract; or

8.1.27           The Borrowers fail to comply with any of the covenants, conditions and agreements contained herein or in any other agreement, document or instrument at any time executed by Borrowers in connection herewith.

9.           LENDERS’ RIGHTS AND REMEDIES

9.1           Upon the occurrence of an event of default, the Lenders shall be entitled to immediately exercise any or all of the following rights and remedies, and the automatic stay provided under Section 362 of the Bankruptcy Code shall be deemed lifted or modified to the extent necessary to allow the Lender to take the actions described in this Section 9.1 without further order of any Court or need for filing a motion for relief or modification of the automatic stay or any other pleading:

(a)           Declare the Loan to be terminated, whereupon the same shall forthwith terminate;

(b)           Declare the Obligations to be forthwith due and payable, whereupon all Obligations shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which the Borrowers hereby expressly waive;

(c)           Declare the Lenders’ right to use Cash Collateral to be terminated, where upon the same shall forthwith terminate, provided that, (i) with the written agreement of the Lenders or (ii) pursuant to an order of the Court upon emergency motion and upon no less than three full business days’ notice to Lenders (which may be filed by Borrowers or the Committee), the Debtors may use only that amount of Cash Collateral necessary to preserve and protect the Collateral, which may include ongoing operations for a period not to exceed thirty (30) days or such additional period of time to which Lenders agree in their sole discretion; and

(d)           Charge the default rate of interest on all Obligations.

9.2           Upon the occurrence of an Event of Default, upon three (3) days’ notice to the Borrowers of Lenders’ intention to exercise the remedies provided in this Section 9.2, the Lenders shall be entitled to immediately exercise any or all of the following rights and remedies, and the automatic stay provided under Section 362 of the Bankruptcy Code shall be deemed lifted or modified to the extent necessary to allow the Lenders to take the actions described in this Section 9.2 without further order of any Court or need for filing a motion for relief or modifications of the automatic stay or any other pleading:

(a)           Lenders may apply any and all money owing by the Lenders to the Borrowers to the payment of the Obligations, in the Lenders’ sole discretion, subject to and in accordance with Section 9.5 hereof;

(b)           The Lenders may exercise and enforce any and all rights and remedies available upon default to a secured party under the UCC, including the right to take possession of Collateral, or any evidence thereof, proceeding without judicial process or by judicial process, and the right to sell, lease or otherwise dispose of any or all of the Collateral (with or without giving any warranties as to the Collateral, title to the Collateral or similar warranties), and, in connection therewith, the Borrowers will on demand assemble the Collateral and make it available to the Lenders at a place to be designated by the Lenders which is reasonably convenient to all parties;

(c)           The Lenders may exercise and enforce their rights and remedies under the Loan Documents;

(d)           The Lenders may without regard to any waste, adequacy of the security or solvency of the Borrowers, apply for the appointment of a receiver of the Collateral, to which appointment the Borrowers hereby consent, whether or not foreclosure proceedings have been commenced under the Loan Documents and whether or not a foreclosure sale has occurred;

(e)           The Lenders may exercise any other rights and remedies available to them by law or agreement; and/or

(f)           If the Lenders sell any of the Collateral on credit, the Obligations will be reduced only to the extent of payments actually received.  If the purchaser fails to pay for the Collateral, the Lenders may resell the Collateral and shall apply any proceeds actually received to the Obligations.

9.3           If, pursuant to an order of the Bankruptcy Court, the Tranche B Lenders or their designee have been designated as the winning bidder for the assets of the Borrowers (to be effected in an asset sale pursuant to Section 363 of the Bankruptcy Act or by a similar transaction pursuant to a Plan of Reorganization) and an Event of Default occurs and is continuing, the Tranche B Lenders may elect to consummate such sale under Section 363 of the Bankruptcy Code upon not less than three (3) business days’ notice thereof to the Borrowers and the Tranche A Lender upon the payment of the consideration recited in the Plan Support Agreement and the funding of the wind down budget contemplated thereby.  Any sale shall provide for the payment in full of the Tranche A Loan.

9.4           Power of Attorney.  Borrowers hereby irrevocably appoint Lenders as their lawful attorneys-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) endorse Borrowers’ names on any checks or other form of payment or security; (b) sign Borrowers’ names on any invoice or bill of lading for any Account or drafts against or notices to Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Lenders determine reasonable; (d) make, settle, and adjust all claims under Borrowers’ insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Lenders or a third party as the Code permits.  Borrowers hereby appoint Lenders as their lawful attorneys-in-fact to sign Borrowers’ names on any documents necessary to perfect or continue the perfection of any security interest after an Event of Default has occurred until all Obligations (other than contingent obligations for which no claim has been made) have been satisfied in full and Lenders are under no further obligation to make Credit Extensions hereunder.  Lenders’ foregoing appointment as Borrowers’ attorneys-in-fact, and all of Lenders’ rights and powers, are coupled with an interest and are irrevocable until all Obligations (other than contingent obligations for which no claim has been made) have been fully repaid and performed and Lenders’ obligation to provide Credit Extensions terminates.

9.5           Protective Payments.  If Borrowers fail to obtain the insurance called for by Section 6.7 or fail to pay any premium thereon or fail to pay any other amount which Borrowers are obligated to pay under this Agreement or any other Loan Document, or any other amounts the Lenders believe, in their sole discretion, are needed to protect the Collateral, Lenders may obtain such insurance or make such payment, and all amounts so paid by Lenders are Lenders’ Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral.  Lenders will make reasonable efforts to provide Borrowers with notice of Lenders obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Lenders are deemed an agreement to make similar payments in the future or Lenders’ waiver of any Event of Default.

9.6           Application of Payments and Proceeds.  If an Event of Default has occurred and is continuing, Lenders may apply any funds in their possession, whether from Borrowers account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise:  (a)  first to the Obligations outstanding with respect to Tranche A; (b)  second to the Obligations outstanding with respect to Tranche B; (c) third to the Pre-Petition Debenture Loans; and (d)  any surplus shall be paid to Borrowers or to other Persons legally entitled thereto.  Borrowers shall remain liable to Lenders for any deficiency.

9.7           Lenders’ Liability for Collateral.  So long as Lenders comply with applicable law and reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Lenders, Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrowers bear all risk of loss, damage or destruction of the Collateral, except to the extent caused by Lenders’ gross negligence or willful misconduct.

9.8           No Waiver; Remedies Cumulative.  Lenders’ failure, at any time or times, to require strict performance by Borrowers of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lenders thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by Lenders and then is only effective for the specific instance and purpose for which it is given.  Lenders’ rights and remedies under this Agreement and the other Loan Documents are cumulative.  Lenders have all rights and remedies provided under the Code, by law, or in equity.  Lenders’ exercise of one right or remedy is not an election, and Lenders’ waiver of any Event of Default is not a continuing waiver.  Lenders’ delay in exercising any remedy is not a waiver, election, or acquiescence.

9.9           Demand Waiver.  Borrowers waive demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lenders on which any Borrower is liable.

10.           NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”), other than Advance requests made pursuant to Section 3.4, by any party to this Agreement or any other Loan Document must be in writing and be delivered or sent by facsimile at the addresses or facsimile numbers listed below.  Lenders or Borrowers may change their notice address by giving the other party written notice thereof.  Each such Communication shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission (with such facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below.  Advance requests made pursuant to Section 3.4 must be in writing and may be in the form of electronic mail, delivered to Lenders by Borrowers at the e-mail addresses of Lenders provided below and shall be deemed to have been validly served, given, or delivered when sent (with such electronic mail promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10).  Any Lender or Borrower may change its address, facsimile number, or electronic mail address by giving the other parties hereto written notice thereof in accordance with the terms of this Section 10.

If to Borrowers:	GLOBAL CAPACITY GROUP, INC., ET AL.
Attn: George A. King
Vice Chairman/President & Chief Financial Officer
Global Capacity
49 East 52nd Street, 7th Floor
New York, New York 10022

with a copy to:	Heller, Draper, Hayden, Patrick & Horn, L.L.C.
650 Poydras St., Suite 2500
New Orleans, LA 70130
Attn: Douglas S. Draper
Fax:
Email: ddraper@hellerdraper.com

If to Lenders:	DOWNTOWN CP-CGSY, LLC
c/o DOWNTOWN CAPITAL PARTNERS, LLC
One Barker Avenue, Suite 260
White Plains, New York 10601
Attn: Gary Katz
Fax:
Email: gkatz@downtownlp.com

-and-

Black River Global Equity Fund Ltd.
12700 Whitewater Drive
Minnetonka, Minnesota 55343
Fax: 952.404.6107
Attn: Richard Gammill

with a copy to:	GREENBERG TRAURIG, LLP
One International Place
Boston, Massachusetts 02110
Attn: Jeffrey M. Wolf, Esq.
Fax: (617) 310-6001
Email: wolfje@gtlaw.com

-and-

OLSHAN GRUNDMAN FROME
ROSENZWEIG & WOLOSKY, LLP
Park Avenue Tower
65 East 55th Street
New York, New York
Attn: Adam H. Friedman, Esq.
Fax: 212-451-2222
Email: afriedman@olshanlaw.com

11.           CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER AND JUDICIAL REFERENCE

New York law governs the Loan Documents without regard to principles of conflicts of law.  Borrowers and Lenders each submit to the exclusive jurisdiction of the State and Federal courts in New York (and the Bankruptcy Court in Delaware will have exclusive jurisdiction prior to any Event of Default and to adjudicate whether an Event of Default has occurred); provided, however, that nothing in this Agreement shall be deemed to operate to preclude Lenders from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Lenders.  Borrowers expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and Borrowers hereby waive any objection that they may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Borrowers hereby waive personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrowers at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrowers’ actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWERS AND LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS.  THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12.           AGENT FOR TRANCHE B LENDERS

The Tranche B Lenders have appointed the Tranche B Agent (as that term is defined in Exhibit D hereto) to act as agent for the Tranche B Lenders in accordance with the terms and subject to the conditions of Exhibit D hereto.

13.           GENERAL PROVISIONS

13.1           Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrowers may not assign this Agreement or any rights or Obligations under it without Lenders’ prior written consent (which may be granted or withheld in Lenders’ discretion).  The Tranche A Lender has the right, without the consent of or notice to Borrowers or, except as provided in the Intercreditor Agreement, the Tranche B Lenders, to sell, transfer, negotiate, or grant participation(s) in all or any portion(s) of, or any interest in, the Tranche A Loan or rights, and benefits under this Agreement and the other Loan Documents.  Each of the Tranche B Lenders has the right, without the consent of or notice to Borrowers or the Tranche A Lender, except as provided in the Intercreditor Agreement, to sell, transfer, negotiate, or grant participation(s) in all or any portion(s) of, or any interest in, the Tranche B Loan or rights, and benefits under this Agreement and the other Loan Documents held by such Tranche B Lender.  Notwithstanding anything herein to the contrary, the Borrower and each Tranche B Lender, individually and not jointly, agree that for a period of 120 days from the Petition Date, such Tranche B Lender will not directly or indirectly offer, sell, transfer, assign or otherwise dispose of its pre-petition debt or its respective Tranche B debt to any third party. other than an Affiliate of such Tranche B Lender

13.2           Indemnification.  Borrowers agree to indemnify, defend and hold Lenders and their directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Lenders harmless against:  (a) all Obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Lenders’ Expenses incurred, or paid by Lenders from, following, or arising from transactions between Lenders and Borrowers (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by Lenders’ gross negligence or willful misconduct and losses resulting from a successful challenge by the Borrowers of the Lenders’ assertion of an Event of Default.

13.3           Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

13.4           Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

13.5           Amendments; Waivers; Integration.  Subject to the terms and conditions of the Intercreditor Agreement, all amendments to this Agreement must be in writing signed by the Lenders and Borrowers.  This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.  Any amendment or waiver of, or any consent to deviation from, any provision of the terms of this Agreement or any of the Loan Documents shall be in the sole and absolute discretion of the Lenders, subject to the terms and conditions of the Intercreditor Agreement.

13.6           Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

13.7           Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied.  The obligation of Borrowers in Section 13.2 to indemnify Lenders shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

13.8           Confidentiality.  In handling any financial statements of Borrowers or other confidential information, Lenders shall exercise the same degree of care that they exercise for their own proprietary information, but disclosure of information may be made: (a) to Lenders’ Subsidiaries or Affiliates (provided, however, Lenders shall use commercially reasonable efforts to obtain Subsidiaries’ or such Affiliates’ agreement to terms of this provision); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Lenders shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Lenders’ regulators or as otherwise required in connection with Lenders’ examination or audit; and (e) as Lenders reasonably consider appropriate in exercising remedies under this Agreement.  Confidential information does not include information that either: (i) is in the public domain or in Lenders’ possession when disclosed to Lenders, or becomes part of the public domain after disclosure to Lenders; or (ii) is disclosed to Lenders by a third party, if Lenders do not know that the third party is prohibited from disclosing the information.

13.9           Attorneys’ Fees, Costs and Expenses.  The Borrowers shall pay the reasonable fees and disbursements of each of the Lenders’ respective counsel in connection with the Loan, including but not limited to the preparation and negotiation of all term sheets, this Agreement, the Loan Documents, the Plan Support Agreement, all agreements, instruments, documents, pleadings related thereto and any amendments thereto or to the Collateral, and any and all reasonable fees and expenses related to the Collateral, including, without limitation, all expenses related to any federal or state regulatory filings.  The Borrowers shall also pay the reasonable costs of implementation and enforcement of the Loan and the Financing Orders, including reasonable fees and disbursements of Lenders’ counsel and other professionals, periodic field audits, monitoring of assets, and other miscellaneous disbursements.  The Borrowers shall pay all reasonable out-of-pocket costs and expenses of the Lenders in connection with the Loan and the Chapter 11 Cases, including, but not limited to reasonable travel expenses.  The Borrowers shall pay the reasonable fees and disbursements of each of the Lenders’ counsel for representation at all stages and in all aspects of the Chapter 11 Cases including, but not limited to, the first meeting of creditors, review of all pleadings whether filed by Lenders, the Borrowers, or others, preparation for and appearance at hearings on all motions and adversary proceedings whether or not filed or brought by Lenders or the Borrowers, negotiations of all compromises or agreements, preparation of all pleadings and motions, attendance at all depositions and examinations, activities related to approval or objection to disclosure statements and plans of reorganization (the “Bankruptcy Fees”). At the sole discretion of Lenders, the Bankruptcy Fees may be added monthly to the obligations rather than being paid monthly in cash.

13.10           Right of Set Off.  Borrowers hereby grant to Lenders, a lien, security interest and right of set off as security for all Obligations to Lenders, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Lenders or any entity under the control of Lenders (including a Lenders subsidiary) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Lenders may set off the same or any part thereof and apply the same to any Obligation of Borrowers then due and payable and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE LENDERS TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING THEIR RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWERS ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

13.11           Lenders as Party-in-Interest.  The Borrowers hereby stipulate and agree that the Lenders are and shall remain parties in interest in the Chapter 11 Cases and shall have the right to participate, object and be heard in any motion or proceeding in connection therewith.  Nothing in this Agreement or any other Loan Document shall be deemed to be a waiver of any of the Lenders’ rights or remedies under applicable law or documentation.  Without limitation of the foregoing, the Lenders shall have the right to make any motion or raise any objection they deem to be in their interest (specifically including but not limited to objections to use of proceeds of the Loan, to payment of professional fees and expenses or the amount thereof, to sales or other transactions outside the ordinary course of business or to assumption or rejection of any executory contract or lease).

13.12           Waiver of Right to Obtain Alternative Financing.  In consideration of the Advances to be made to the Borrowers by the Lenders, Borrowers hereby further waive any right they may have to obtain an order by the Bankruptcy Court authorizing the Borrowers to obtain financing pursuant to Section 364 of the Bankruptcy Code from any person other than the Lenders, unless such financing would result in all of the Obligations to the Lenders (whether arising before, on or after the date of this Agreement) being paid in full, in cash, on or before the expiration of the term of this Agreement.

13.13           Credit Bids.  The Lenders shall maintain their right to credit bid all or a portion of the Lenders’ claims under this Agreement or the Financing Orders pursuant to Section 363(k) of the Bankruptcy Code.

13.14           Application of Payments to Obligations; Application of Proceeds of Collateral.  All proceeds from the sale of, or other realization upon, all or any part of the Collateral shall be immediately paid in cash by Borrowers to Lenders, and shall by applied by Lenders:  (i) first, in satisfaction of outstanding Obligations with respect to Tranche A, (ii)  second, in satisfaction of outstanding Obligations with respect to Tranche B, and (iii)  third, in satisfaction of the Pre-petition Debenture Loan.

13.15           Action by Lenders.  Subject to the terms and conditions of the Intercreditor Agreement, any and all consents, approvals or other actions required or permitted to be taken by the Lenders hereunder shall require the consent of the Tranche A Lender and of Tranche B Lenders entitled to at least 66.67% in principal amount of the Tranche B Loan (the “Required Tranche B Lenders”) which consent of the Tranche B Lenders may be evidenced by a consent of the Tranche B Agent (provided it has received the consent of the Required Tranche B Lenders).

14.           GUARANTY

By its execution and delivery of this Agreement, MNL hereby guarantees to the Lenders the full payment and performance when due of each of the Obligations.  This is a guarantee of payment and performance and not merely of collection.  The Borrowers may seek payment or performance from MNL or the property of MNL without first seeking payment or performance form, or exhausting any remedy they may have against, any other Person or property, including the Borrowers or their property.

15.           DEFINITIONS

15.1           Definitions.  As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrowers.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Accounts Payable” means for Borrowers on a consolidated basis, any amounts owed as of a specified date for expenses incurred post-petition where the Borrowers have received an invoice for such expenses and for which they are obligated to make payment, determined in accordance with GAAP and included in the Borrowers monthly balance sheet.  Any accrued expenses or restructuring expenses as of such specified date are specifically excluded from the definition of Accounts Payable.

“Advance” or “Advances” means an advance (or advances) under the Loan.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Availability Amount” means, at any time, the Maximum Loan Amount minus the aggregate amount of all Obligations outstanding at such time.  The aggregate amount of all Obligations under this Agreement outstanding at any time shall not exceed the Maximum Loan Amount.

“Avoidance Action Recoveries” shall mean causes of action arising or held by the Borrowers under Sections 502, 510, 541, 544, 545, 547, 548, 550 or 553 of the Bankruptcy Code, or under related state or federal statutes and common law, including fraudulent transfer laws.

“Bankruptcy Code” is defined in the preamble hereof.

“Borrowers” are defined in the preamble hereof.

“Borrowers’ Books” are all Borrowers’ books and records including ledgers, federal and state tax returns, records regarding Borrowers’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Request” means a request and certification in substantially the form attached as Exhibit E hereto, executed by a Responsible Officer of Borrower and delivered to the Lenders.

“Budget” means the Borrowers eighteen (18) week cash flow budget showing all projected cash receipts and all projected cash disbursements (with detail as to sources of cash receipts and identification of cash disbursements) for the Borrowers delivered to the Lenders pursuant to Section 6.1, covering the period commencing on the Closing Date and ending on November 27, 2010.  The Budget shall be substantially in the form of Exhibit A annexed hereto and made a part hereof.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Lenders is closed.

“Carve-Out” has the meaning specified in the Interim Order or the Final Order, as then in effect.

“Cash Balance” means, at any time, unrestricted cash and Cash Equivalents of Borrowers, on deposit in a Collateral Account and subject to a Control Agreement.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) certificates of deposit issued by a bank maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the “Exchange Act”)), other than the owners as of the Effective Date and other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrowers, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrowers, representing twenty-five percent (25%) or more of the combined voting power of Borrowers’ then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrowers (together with any new directors whose election by the Board of Directors of Borrowers was approved by a vote of at least a majority of the directors then still in office who either were directions at the beginning of such period  or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Chapter 11 Cases” means the voluntary Chapter 11 cases commenced by the Borrowers on the Petition Date in the Bankruptcy Court.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Lenders’ Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrowers and Guarantor described on Exhibit B.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Communication” is defined in Section 10.

“Constituent Documents” shall mean, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which any of the Borrowers maintains a Deposit Account or the securities intermediary or commodity intermediary at which any of the Borrowers maintains a Securities Account or a Commodity Account, Borrowers, and Lenders pursuant to which Lenders obtain control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Credit Extension” is any Advance or any other extension of credit by Lenders for Borrowers’ benefit.

“Default” means any event which with notice, would constitute an Event of Default.

“Default Rate” is defined in Section 2.2(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Effective Date” means the date upon which the Interim Order has been entered and all conditions precedent to the making of the first Credit Extension hereunder have been satisfied or waived.  The Effective Date is endorsed at the end of the signature pages hereto.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“EBITDA” means for Borrowers on a consolidated basis, net income (excluding non-recurring gains and extraordinary gains) before provision for (a) interest expense, (b) taxes, (c) depreciation, (d) amortization, (e) financing and transaction fees relating to this Agreement, (f) non-recurring expenses and transaction fees related to restructuring approved by the Lenders in their sole discretion (including, but not limited to lease termination payments, discontinued operations, transitional costs and employment termination costs), determined in accordance with GAAP, and excluding, in any event, any non-cash impact on income or loss from application of variable accounting rules or requirements, and any expenses associated with original issue discounts and Stock based compensation.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Final Order” means a final order of the Bankruptcy Court pursuant to section 364 of the Bankruptcy Code, approving this Agreement, the other Loan Documents, confirming the Interim Order, and authorizing on a final basis the incurrence by the Borrowers of permanent post-petition secured and super priority indebtedness in accordance with this Agreement, and as to which no stay has been entered and which has not been reversed, modified, vacated or overturned, in form and substance satisfactory to the Lenders.

“Financing Orders” means each and both the Interim Order and the Final Order.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrowers which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Guarantor” is MNL and any other present or future guarantor of the Obligations.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Intercreditor Agreement” means that certain Debt Subordination and Intercreditor Agreement dated as of the date hereof among the Lenders.

“Interim Order” means that certain order entered by the Bankruptcy Court in substantially the form of Exhibit C hereto and otherwise in form and substance satisfactory to the Lenders.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrowers’ custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Key Person” is any of Borrowers’ Chief Financial Officer or Chief Executive Officer who are, as of the Effective Date, George King and Patrick Shutt.

“Lenders” is defined in the preamble hereof.

“Lenders’ Expenses” means the expenses set forth in Section 13.9.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan” is an Advance or Advances in an aggregate amount of (A) upon entry of the Interim Order (i) $9,250,000, (ii) such additional amount as may be agreed to by the Tranche A Lender, in writing, and in its sole discretion, or (iii) such other sum as is approved by the Bankruptcy Court, and (B) upon the entry of the Final Order, up to $10,250,000, outstanding at anytime, in each case subject to the Tranche Limits.

“Loan Documents” are, collectively, this Agreement, the Intercreditor Agreement, the Plan Support Agreement, the Note, or notes or guaranties executed by Borrowers or any Guarantor, the Financing Orders, and any other present or future agreement between Borrowers, any Guarantor, the Lenders, and/or for the benefit of Lenders in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Effect” is (a) a material impairment in the perfection or priority of Lenders’ Lien in the Collateral or in the value of such Collateral; (b) a Material Adverse Effect in the business, operations, or condition (financial or otherwise) of Borrowers; (c) a material impairment of the prospect of repayment of any portion of the Obligations; (d) Lenders determine, based upon information available to them and in their reasonable business judgment, that there is a reasonable likelihood that Borrowers shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period; or (e) Lenders determine, based upon information available to them and in their reasonable business judgment, that there is a reasonable likelihood that Lenders will not be able to enforce their rights and remedies pursuant to this Agreement, the Financing Orders and the Loan Documents.

“Maturity Date” means the date which is the earliest of:

(i)
(a) the occurrence of an Event of Default and (b) the Effective Date of a Plan of Reorganization; provided, that, so long as no Event of Default has occurred, subject to the Tranche B Lenders’ written consent, or an Event of Default has occurred and such Event of Default has been waived by the Lenders, the Borrowers may extend such date by up to two (2) periods of sixty (60) days each (for the avoidance of doubt, the Borrowers shall not have such extension rights in the event that an Event of Default shall have occurred and has not been waived, including in the event that such Event of Default shall have been cured);

(ii)	the date of the acceleration of any outstanding Credit Extensions;

(iii)	entry of an order reversing in any respect either of the Financing Orders (unless waived in writing by the Lenders);

(iv)	the conversion of any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code;

(v)	the appointment of a trustee or an examiner with special powers; and

(vi)	the dismissal of any of the Chapter 11 Cases.

“Maximum Loan Amount” means $10,250,000, as provided in the definition of the “Tranche Limits”.

“Milestone Requirements” shall mean the following:  The Borrowers shall file the Reorganization Plan and Disclosure Statement (as defined in the Plan Support Agreement) and motion to approve bidding and sale procedures (including break-up fee, qualified bidder requirements; bid, sale hearing, auction and closing deadlines, and bidding rules), consistent with the Plan Support Agreement all in form and substance acceptable to the Lenders, no later than 15 days after the Petition Date.  The Borrowers shall obtain approval of the sale transaction contemplated by the Plan Support Agreement no later than 90 days after the Petition Date.  The Bankruptcy Court shall confirm the Plan no later than 105 days after the Petition Date.  The Effective Date of the Plan shall occur by no later than the later of (i) 125 days after the Petition Date or (ii) the date as of which all conditions precedent to the Effective Date under the Plan (as defined in the Plan Support Agreement) have been satisfied or waived.

“MNL” is defined in Section 4.1.

“Monthly Recurring Circuit Margin” means for a particular measurement period (i) the difference between the Monthly Recurring Circuit Revenue for the months comprising such measurement period and (ii) the direct cost to Borrowers of any circuits included within Monthly Recurring Circuit Revenue for the months included within such measurement period, but excluding any costs which are non-recurring.

“Monthly Recurring Circuit Margin Percentage” means for a particular measurement period (i) the difference between the Monthly Recurring Circuit Revenue for the months comprising such measurement period and (ii) the direct cost to Borrowers of any circuits included within Monthly Recurring Circuit Revenue for the months included within such measurement period, but excluding any costs which are non-recurring; such difference divided by the Monthly Recurring Circuit Revenue for the months comprising such measurement period.

“Monthly Recurring Circuit Revenue” means the aggregate monthly invoice amount for all monthly billings issued by any of the Borrowers with respect to their circuit business.  The monthly recurring circuit revenue will equal the total monthly billing amount determined as of the date the Borrowers issue their monthly invoices (usually the 1st day of the month).

“Note” means the Borrowers’ promissory note, payable to the order of the Lenders, in form and substance acceptable to the Lenders, as same may be renewed and amended from time to time, and all replacements thereof.

“Obligations” are Borrowers’ obligations to pay when due any debts, principal, interest, Lenders’ Expenses and other amounts Borrowers owe Lenders now or later, with respect to the Loan and this Agreement and to perform Borrowers’ duties under the Loan Documents.

“Payment” means all checks, wire transfers and other items of payment received by Lenders (including proceeds of Accounts and payment of all the Obligations in full) for credit to Borrowers’ outstanding Credit Extensions or, if the balance of the Credit Extensions has been reduced to zero, for credit to their Deposit Accounts.

“Parent” means Global Capacity Group, Inc.

“Permitted Indebtedness” is:

Borrowers’ Indebtedness to Lenders under this Agreement and the other Loan Documents;

Indebtedness under the Pre-Petition Debenture Agreements;

Unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

Indebtedness secured by Permitted Liens;

(x) Indebtedness in respect of performance bonds, surety bonds, appeal bonds, completion guarantees or like instruments with respect to workers’ compensation claims, in each case, incurred in the ordinary course of business, and (y) letter of credit supporting obligations described clause (x) above; and

Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (g) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrowers or their Subsidiary, as the case may be.

“Permitted Investments” are:

Cash and Cash Equivalents;

Investments by Borrowers in their Subsidiaries in an amount not to exceed $1,000,000  at any time outstanding, and Investments by Subsidiaries in Borrowers;

loans and advances to employees in the ordinary course of business not to exceed $10,000 in the aggregate at any time outstanding;

Investments acquired in connection with the settlement of delinquent Accounts in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;

Investments consisting of lease, utility and other deposits or advances in the ordinary course of business;

Investments consisting of extensions or credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

Advances in the form of a cash deposit or prepayment of expenses to vendors, suppliers and trade creditors so long as such deposits are made and such expenses are incurred in the ordinary course of business;

Investments that are otherwise permitted under Sections 7.3, 7.4, and 7.5; and

Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrowers.

“Permitted Liens” are:

(i)           Liens securing the obligations under the Pre-Petition Debenture Agreements;

(ii)           Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrowers maintain adequate reserves on their Books, provided that no notice of such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended and the Treasury Regulations adopted thereunder;

(iii)           purchase money Liens (x) on Equipment hereafter acquired or held by Borrowers incurred for financing the acquisition of the Equipment securing no more than $100,000 in the aggregate amount outstanding, or (y) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment and (ii) Liens securing capital lease obligations permitted under clause (h) of Permitted Indebtedness;

(iv)           Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business which are not overdue for a period of more than forty-five (45) days or which are being contested in good faith by appropriate proceedings;

(v)           Leases or subleases and non-exclusive licenses or sublicenses granted in the ordinary course of Borrowers’ business, if entering into such leases, subleases, licenses and sublicenses do not violate the provisions of Section 4.1 hereof;

(vi)           Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(vii)           Liens consisting of judgment or judicial attachment liens, provided that all such Liens secure claims in the aggregate at any time outstanding for the Borrowers and their Subsidiaries that would not constitute an Event of Default;

(viii)           Liens arising from precautionary uniform commercial code financing statements filed under (and the precautionary grant of a security interest pursuant to) any lease permitted by this Agreement;

(ix)           Liens (i) in favor of collecting banks arising under Section 4-210 of the UCC or (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry, in each case only to the extent such bank accounts are permitted under Section 6.8(b);

(x)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by either Borrowers or any of their Subsidiaries in the ordinary course of business;

(xi)           Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business securing liabilities in an aggregate amount not to exceed $25,000;

(xii)           Liens incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets, which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets; and

(xiii)           Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (o), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Petition Date” is defined in the preamble hereof.

“Pivotal Loan” is defined in Section 2.4(iii).

“Plan of Reorganization” means any Chapter 11 plan or plans for the Borrowers to be filed with the Bankruptcy Court in the Chapter 11 Cases; provided, however, that notwithstanding anything to the contrary set forth herein, the Plan of Reorganization (or any amendments or modifications thereto) shall provide for the payment in full in cash of all outstanding obligations hereunder on the effective date of the Plan of Reorganization.

“Plan Support Agreement” means that certain Plan Support and Restructuring Agreement dated as of July 22, 2010 by and among the Borrowers, the Tranche B Lenders and the Tranche A Lender and the Term Sheet annexed thereto and incorporated therein.

“Pre-Petition Debenture Agreements” means each of: (i) that certain Securities Purchase Agreement, dated March 11, 2008, among the Parent and the Pre-Petition Debenture Lenders party thereto;  (ii) that certain Note Purchase Agreement dated as of September 25, 2008, between Parent and Aequitas Catalyst Fund, LLC –Series B; (iii) that certain Securities Purchase Agreement dated November 19, 2008 among Parent and the Pre-Petition Debenture Lenders party thereto; (iv) that certain Securities Purchase Agreement dated on or about July 31, 2009, among the Parent and the Pre-Petition Debenture Lenders party thereto; (v) that certain Securities Purchase Agreement dated on or about July 31, 2009 among the Parent and the Pre-Petition Debenture Lenders party thereto; and (vi) any other debentures issued by any of the Borrowers as set forth in the Interim Order, together with any amendments, modifications, restatements or supplements from time to time with respect to the documents referred to in clauses (i) through (vi) above.

“Pre-Petition Debenture Lenders” means the Purchasers under and as defined in the Pre-Petition Debenture Agreements and any successor holders of Pre-Petition Debenture Obligations.

“Pre-Petition Debenture Obligations” means all obligations due and owing with respect to the Pre-Petition Debenture Agreements as of the Petition Date.

“Required Tranche B Lenders” is defined in Section 13.15.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer of Borrowers.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subsidiary” means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

“Termination Date” means the earliest of (i) the Maturity Date, (ii) the effective date of a Plan of Reorganization confirmed by the Bankruptcy Court; (iii) the effective date of a sale of all or substantially all of the assets of the Borrowers; (iv)  the filing of a Plan of Reorganization that is not acceptable to the Lenders or does not provide for the immediate payment, in full, in cash, of all Obligations due under the Loan; (v) August 14, 2010, if the Final Order has not been entered by that date; or (vi) the occurrence of an Event of Default, pursuant to Section 8.

“Tranche Limits” means (a) with respect to the Tranche A Lender, the aggregate amount of $3,000,000 at any time outstanding, or such additional amount as may be agreed to by the Tranche A Lender, and (b) with respect to the Tranche B Lenders, the aggregate amount of up to $7,250,000 at any time outstanding.

“Tranche A Lender” means Downtown CP-CGSY, LLC.

“Tranche A Loan” means all Obligations due to the Tranche A Lender.

“Tranche B Lenders” means the Pre-Petition Debenture Lenders, and any investor that is not a current holder of any of the Borrowers’ debentures and is approved by the Pre-Petition Debenture Lenders, signing this Agreement as a Tranche B Lender.

“Tranche B Loan” means all Obligations due to the Tranche B Lenders, except Obligations due with respect to the Pre-Petition Debenture Agreements.

“Transfer” is defined in Section 7.1.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the State of New York as of July __, 2010.

BORROWERS:

GLOBAL CAPACITY GROUP, INC.

By:
Name:
Title:

20/20 TECHNOLOGIES, INC..

By:
Name:
Title:

CAPITAL GROWTH SYSTEMS, INC.

By:
Name:
Title:

CENTREPATH, INC.

By:
Name:
Title:

GLOBAL CAPACITY DIRECT, LLC FKA VANCO DIRECT USA, LLC

By:
Name:
Title:

20/20 TECHNOLOGIES I, LLC

By:
Name:
Title:

NEXVU TECHNOLOGIES, LLC

By:
Name:
Title:

FNS 2007, INC. FKA FRONTRUNNER NETWORK SYSTEMS, CORP.

By:
Name:
Title:

GLOBAL CAPACITY HOLDCO, LLC

By:
Name:
Title:

CAPITAL GROWTH ACQUISITION, INC.

By:
Name:
Title:

GUARANTOR:

MAGENTA NETLOGIC LIMITED (U.K.)

By:
Name:
Title:

LENDERS:

TRANCHE A LENDER:

DOWNTOWN CP-CGSY, LLC

By:
Name:
Title: Address: Phone: Fax: E-mail:

TRANCHE B LENDERS:

BLACK RIVER GLOBAL EQUITY FUND LTD. By: Black River Asset Management LLC Its: Investment Adviser

By:
Name:
Title: Address: Phone: Fax: E-mail:

CARL C. GREER TRUST DTD 8/24/82

By:
Name:
Title: Address: Phone: Fax: E-mail:

DAVID J. LIES

By:
Name:
Title: Address: Phone: Fax: E-mail:

MICHAEL P. BALKIN

By:
Name:
Title: Address: Phone: Fax: E-mail:

RICHARD A LEVY

By:
Name:
Title: Address: Phone: Fax: E-mail:

MICRO PIPE FUND I, LLC

By:
Name:
Title: Address: Phone: Fax: E-mail:

MIDSUMMER INVESTMENT LTD

By:
Name:
Title: Address: Phone: Fax: E-mail:

ENABLE OPPORTUNITY PARTNERS, LP

By:
Name:
Title: Address: Phone: Fax: E-mail:

ENABLE GROWTH PARTNERS LP

By:
Name:
Title: Address: Phone: Fax: E-mail:

PIERCE DIVERSIFIED STRATGEY MASTER FUND LLC (ENABLE)

By:
Name:
Title: Address: Phone: Fax: E-mail:

BISHOP CAPITAL LLC

By:
Name:
Title: Address: Phone: Fax: E-mail:

AEQUITAS COMMERCIAL FINANCE, LLC

By:
Name:
Title: Address: Phone: Fax: E-mail:

Table of Exhibits and Schedules

Exhibit A	Initial Borrowers’ Budget

Exhibit B	Collateral

Exhibit C	Form of Interim Order

Exhibit D	Tranche B Agent

Exhibit E	Form of Borrowing Request

Schedule 1.1	Operating Accounts

Schedule 5.1	Trade Names, Chief Executive Office, Principal Place of Business, and Locations of Collateral

Schedule 5.5	Subsidiaries

Schedule 5.11	Intellectual Property Disclosures

Schedule 5.12	Defaults

EXHIBIT A

Budget

EXHIBIT B

Collateral

The Collateral1 consists of all of the right, title and interest of the Borrowers and their Affiliates, including, but not limited to MNL, in and to all of their assets and real and personal property, whether now owned or hereafter acquired, wherever located (but excluding Avoidance Action Recoveries), including, but not limited to:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, all pledged certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, all Borrowers’ Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing, any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrowers connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing, and any equity securities in any Person organized or formed in the United States of America and/or a jurisdiction outside of the United States of America that is owned or otherwise held by the Borrowers.

1 Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Debtor in Possession Loan and Security Agreement.

EXHIBIT C

Form of Interim Order

EXHIBIT D

Tranche B Agent

1.           Appointment. The Tranche B Lenders,2 by their acceptance of the benefits of the Agreement, hereby designate Black River Global Equity Fund Ltd. (the “Tranche B Agent”) as the Tranche B Agent to act as specified herein and in the Agreement. Each Tranche B Lender shall be deemed irrevocably to authorize the Tranche B Agent to take such action on its behalf under the provisions of the Agreement and any other Loan Document (as such term is defined in the Agreement) and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Tranche B Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Tranche B Agent may perform any of its duties hereunder by or through its agents or employees.  The provisions of this Exhibit D are solely for the benefit of the Tranche B Agent and the other Tranche B Lenders and neither the Borrowers nor the Tranche A Lender nor any other Person shall have any rights, as third party beneficiary or otherwise, under any provision hereof.  In performing its functions hereunder, the Tranche B Agent shall be acting solely as an agent of the Tranche B Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency with the Borrowers or the Tranche A Lender or any other Person.  The Tranche B Agent may assign any and all of its rights or obligations under this Exhibit D to any of its Affiliates without the consent of the Tranche B Lenders or any other party to the Agreement.

2.           Nature of Duties. The Tranche B Agent shall have no duties or responsibilities except those expressly set forth in the Agreement. Neither the Tranche B Agent nor any of its partners, members, shareholders, officers, directors, employees or agents shall be liable for any action taken or omitted by it as such under the Agreement or hereunder or in connection herewith or therewith, be responsible for the consequence of any oversight or error of judgment or answerable for any loss, unless caused solely by its or their gross negligence or willful misconduct as determined by a final judgment (not subject to further appeal) of a court of competent jurisdiction. The duties of the Tranche B Agent shall be mechanical and administrative in nature; the Tranche B Agent shall not have by reason of the Agreement or any other Loan Document a fiduciary relationship in respect of any Tranche B Lender; and nothing in the Agreement or any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Tranche B Agent any obligations in respect of the Agreement or any other Loan Document except as expressly set forth herein and therein.

2 Capitalized terms used herein and not otherwise defined shall have the respective meanings provided in the Debtor in Possession Loan and Security Agreement to which this Exhibit D is attached (the “Agreement”).

3.           Lack of Reliance on the Tranche B Agent. Independently and without reliance upon the Tranche B Agent, each Tranche B Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrowers in connection with such Tranche B Lender’s advance of funds to the Borrowers, the creation and continuance of the Obligations, the transactions contemplated by the Loan Documents, and the taking or not taking of any action in connection therewith, and (ii) its own appraisal of the creditworthiness of the Borrowers, and of the value of the Collateral from time to time, and the Tranche B Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Tranche B Lender with any credit, market or other information with respect thereto, whether coming into its possession before any Obligations are incurred or at any time or times thereafter. The Tranche B Agent shall not be responsible to the Borrowers, the Tranche A Lender or any Tranche B Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith, or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of the Agreement or any other Loan Document, or for the financial condition of the Borrowers or the Tranche A Lender or the value of any of the Collateral, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of the Agreement or any other Loan Document, or the financial condition of the Borrowers, the Tranche A Lender, or the value of any of the Collateral, or the existence or possible existence of any default or Event of Default under the Agreement or any of the other Loan Documents.

4.           Certain Rights of the Tranche B Agent. The Tranche B Agent shall have the right to take any action with respect to the Agreement or the Collateral, on behalf of all of the Tranche B Lenders, that the Tranche B Lenders are entitled to take thereunder. To the extent practical, the Tranche B Agent shall request instructions from the Tranche B Lenders with respect to any material act or action (including failure to act) in connection with the Agreement or any other Loan Document, and shall be entitled to act or refrain from acting in accordance with the instructions of the Required Tranche B Lenders; if such instructions are not provided despite the Tranche B Agent’s request therefor, the Tranche B Agent shall be entitled to refrain from such act or taking such action, and if such action is taken, shall be entitled to appropriate indemnification from the Tranche B Lenders in respect of actions to be taken by the Tranche B Agent; and the Tranche B Agent shall not incur liability to any person or entity by reason of so refraining. Without limiting the foregoing, (a) no Tranche B Lender shall have any right of action whatsoever against the Tranche B Agent as a result of the Tranche B Agent acting or refraining from acting hereunder in accordance with the terms of the Agreement or any other Loan Document, and the Borrowers and the Tranche A Lender shall have no right to question or challenge the authority of, or the instructions given to, the Tranche B Agent pursuant to the foregoing and (b) the Tranche B Agent shall not be required to take any action which the Tranche B Agent believes (i) could reasonably be expected to expose it to personal liability or (ii) is contrary to this Agreement, the Loan Documents or applicable law.

5.           Reliance. The Tranche B Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, statement, certificate, electronic mail, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to the Agreement and the other Loan Documents and its duties thereunder, upon advice of counsel selected by it and upon all other matters pertaining to this Agreement and the other Loan Documents and its duties thereunder, upon advice of other experts selected by it. Anything to the contrary notwithstanding, the Tranche B Agent shall have no obligation whatsoever to any Tranche B Lender to assure that the Collateral exists or is owned by the Borrowers or is cared for, protected or insured or that the liens granted pursuant to the Agreement have been properly or sufficiently or lawfully created, perfected, or enforced or are entitled to any particular priority.

6.           Indemnification. To the extent that the Tranche B Agent is not reimbursed and indemnified by the Borrowers, the Tranche B Lenders will jointly and severally reimburse and indemnify the Tranche B Agent, in proportion to their interests in the Tranche B Loan, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Tranche B Agent in performing its duties hereunder or under the Agreement or any other Loan Document, or in any way relating to or arising out of the Agreement or any other Loan Document except for those determined by a final judgment (not subject to further appeal) of a court of competent jurisdiction to have resulted solely from the Tranche B Agent’s own gross negligence or willful misconduct. Prior to taking any action hereunder as Tranche B Agent, the Tranche B Agent may require each Tranche B Lender to deposit with it sufficient sums as it determines in good faith to be necessary to protect the Tranche B Agent for costs and expenses associated with taking such action.

7.           Resignation by the Tranche B Agent.

(a)           The Tranche B Agent may resign from the performance of all its functions and duties under the Agreement and the other Loan Documents at any time by giving 10 days’ prior written notice (as provided in the Agreement) to the Borrowers, the Tranche A Lender and the Tranche B Lenders. Such resignation shall take effect upon the appointment of a successor Tranche B Agent pursuant to clauses (b) and (c) below.

(b)           Upon any such notice of resignation, the Tranche B Lenders holding at least a majority of the Tranche B Lenders’ interests in the Tranche B Loan shall appoint a successor Tranche B Agent hereunder.

(c)           If a successor Tranche B Agent shall not have been so appointed within said 10-day period, the Tranche B Agent shall then appoint a successor Tranche B Agent who shall serve as Tranche B Agent until such time, if any, as the Tranche B Lenders appoint a successor Tranche B Agent as provided above. If a successor Tranche B Agent has not been appointed within such 10-day period, the Tranche B Agent may petition any court of competent jurisdiction or may interplead the Borrowers, the Tranche A Lender and the Tranche B Lenders in a proceeding for the appointment of a successor Tranche B Agent.

8.           Rights with respect to Collateral. Each Tranche B Lender agrees with all other Tranche B Lenders and the Tranche B Agent (i) that it shall not, and shall not attempt to, exercise any rights with respect to its security interest in the Collateral, whether pursuant to any other agreement or otherwise (other than pursuant to the Agreement), or take or institute any action against the Tranche B Agent or any of the other Tranche B Lenders in respect of the Collateral or its rights hereunder (other than any such action arising from the breach of the Agreement) and (ii) that such Tranche B Lender has no other rights with respect to the Collateral other than as set forth in the Agreement and the other Loan Documents. Upon the acceptance of any appointment as Tranche B Agent hereunder by a successor Tranche B Agent, such successor Tranche B Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Tranche B Agent and the retiring Tranche B Agent shall be discharged from its duties and obligations under the Agreement. After any retiring Tranche B Agent’s resignation or removal hereunder as Tranche B Agent, the provisions of the Agreement including this Exhibit D shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Tranche B Agent.

EXHIBIT E

BORROWING REQUEST

Dated: ______ __, 2010

Black River Global Equity Fund Ltd.
as Tranche B Agent
12700 Whitewater Drive
Minnetonka, Minnesota 55343
Attn: Richard Gammill

Downtown CP-CGSY, LLC
c/o Downtown Capital Partners, LLC
One Barker Avenue, Suite 260
White Plains, New York 10601
Attn:  Gary Katz

Ladies and Gentlemen:

This Borrowing Request is delivered to you pursuant to Section 3.4 of the Debtor in Possession Loan and Security Agreement dated as of July __, 2010 (as modified, amended or supplemented, the “Loan Agreement”), by and among: Downtown CP-CGSY, LLC, as the Tranche A Lender; certain parties signing such Agreement as Tranche B Lenders; Global Capacity Group, Inc., 20/20 Technologies, Inc., Capital Growth Systems, Inc., Centrepath, Inc., and Global Capacity Direct, LLC f/k/a Vanco Direct USA, LLC, 2020 Technologies I, LLC, Nexvu Technologies, LLC, FNS 2007, Inc. f/k/a Frontrunner Network Systems Corp., Global Capacity Holdco, LLC and Capital Growth Acquisition, Inc. (collectively, the “Borrowers”); and Magenta Netlogic Limited (U.K.), as Guarantor.  Unless otherwise defined, terms used herein have the meanings provided in the Loan Agreement.

The Borrowers hereby give you notice of and request a Credit Extension under the Loan Agreement (the “Proposed Borrowing”) for the account of the Borrowers, and in connection therewith set forth below the information relating to such Proposed Borrowing:

•      The Funding Date of the Proposed Borrowing is ___________ __, 2010.

•      The amount of the Proposed Borrowing is $_______________.

In support of the Proposed Borrowing, the reports required pursuant to Section 6.3(a) of the Loan Agreement have been electronically transmitted via email to the Lenders.

On behalf of the Borrowers, the undersigned hereby certify that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing requested hereby, before and immediately after giving effect thereto and to the application of the proceeds therefrom:

1.	no default or Event of Default has or shall have occurred and be continuing or would result from the making of such Proposed Borrowing;

2.	the amount and intended use of proceeds of such Proposed Borrowing are in compliance with the Budget;

3.
the representations and warranties made by the Borrowers in Article 5 of the Loan Agreement, and in each of the other Loan Documents, are true and complete on and as of the date hereof and as of the date of the making of such Proposed Borrowing with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

4.	each of the other conditions precedent set forth in Article 3 of the Loan Agreement have been satisfied.

Please wire transfer the proceeds of the Proposed Borrowing to the account set forth on Schedule I attached hereto.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Borrowing Request as a Responsible Officer of the Borrowers on the date first set forth above.

Name:
Title:

Schedule I to Borrowing Request

[Wire Transfer instructions to be provided by Borrowers.]